Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A LIMITED LIABILITY COMPANY TO A
CORPORATION

[●], 2022

Pursuant to Title 8, Section 265 of the Delaware General Corporation Law, the undersigned, on behalf of Westrock Coffee Holdings, LLC, a Delaware limited liability company (the “Limited Liability Company”), does hereby submit this certificate of conversion (this “Certificate”) for the purpose of converting to a Delaware corporation.

1.)	The jurisdiction in which the Limited Liability Company was first formed is Delaware.

2.)	The jurisdiction immediately prior to the filing of this Certificate is Delaware.

3.)	The date on which the Limited Liability Company was first formed is January 29, 2020.

4.)	The name of the Limited Liability Company immediately prior to the filing of this Certificate is “Westrock Coffee Holdings, LLC”.

5.)	The name of the corporation as set forth in the Certificate of Incorporation is “Westrock Coffee Company”.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company has executed this Certificate on the date first set forth above.

WESTROCK COFFEE HOLDINGS, LLC

By:
Name:	Robert P. McKinney
Title:	Chief Legal Officer

[Westrock Coffee Holdings, LLC – Certificate of Conversion]